UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 20, 2009

MASTECH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 20, 2009, the Board of Directors of Mastech Holdings, Inc. (the “Company”) appointed Thomas B. Moran, age 44, to the Company’s Board of Directors and as its President and Chief Executive Officer.

Prior to joining the Company, Mr. Moran served as CEO Partner of the Professional Services Industry for Frontenac Company, Inc., a private equity firm, since 2007. From 2002 to 2007, Mr. Moran was the President and CEO of Hudson Highland Group, Inc., Americas, a provider of professional staffing services, where he built a management team that led the organization to record revenues and profits. Mr. Moran also served in various leadership roles at Robert Half International from 1995 to 2002, where he was responsible for directing operations as the district president for one of their largest multi-state territories in North America. Mr. Moran is a graduate of Illinois State University.

On July 20, 2009, the Company entered into an employment agreement (the “Agreement”) with Mr. Moran. The Agreement provides for a term that shall continue from year to year or until such employment is terminated in accordance with the Termination and Change of Control provisions set forth in the Agreement.

The Agreement provides that Mr. Moran will receive a base salary of $300,000 plus an “acquisition adder” for the first year of his employment term. Thereafter, the base salary shall be determined in good faith by the Board of Directors. The acquisition adder will equal $25,000 of additional base salary for each acquisition completed by the Company. The maximum compensation available to Mr. Moran with respect to the acquisition adder is $100,000. Mr. Moran shall also be entitled to an annual bonus of up to $150,000 based upon achieving annual goals and objectives set by the Company’s Compensation Committee.

In addition, on July 20, 2009, Mr. Moran was granted 200,000 non-qualified stock options at an exercise price equal to the fair market value of the Company’s common stock on the grant date. These options will vest 25% (50,000 options) per year on each anniversary of the grant date. Mr. Moran is also eligible for standard company benefits in the same manner as other executives of the Company.

Under the Agreement, either party may terminate Mr. Moran’s employment with or without cause under certain conditions. In the event that Mr. Moran is terminated with “cause”, the Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the date of termination. Mr. Moran shall also have continuing obligations under the Agreement including, but not limited to agreements not to compete and non-disclosure of confidential information of the Company, in the event that Executive is terminated with “cause”.

In the event that Mr. Moran is terminated without “cause”, he shall be entitled to severance pay and continued coverage under the employee benefits and group health plans (medical, dental and vision) for a specified severance period. These payments shall be equal to Mr. Moran’s last monthly base salary, less appropriate deductions, payable following his termination of employment in accordance with the Company’s regular payroll practices. This severance period shall be six months, if the termination occurs prior to the one-year anniversary of Mr. Moran’s hire date with the Company. The severance period shall last twelve months, if termination occurs on or after the one-year anniversary of his hire date with the Company.

Upon termination without “cause”, Mr. Moran shall also be granted continued vesting in unvested stock options outstanding as of such termination date and granted under the Company’s Stock Incentive Plan. The exercise period for a vested Option, will be extended for a period equal to the severance period, but not later than the earlier of either the original expiration date of such Option, or ten years from the date of grant. These severance benefits shall be contingent upon Mr. Moran signing a release of all claims against the Company.

In the event of a Change of Control of the Company, Mr. Moran’s unvested stock options as of the date in which the Change of Control occurs, will immediately and fully vest.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Agreement.

Mr. Moran is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 22, 2009, the Company issued a press release announcing Mr. Moran’s appointment as Director, President and CEO. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished with this Form 8-K:

10.1	Employment Agreement, dated July 20, 2009.

99.1	Press Release From Mastech Holdings, Inc., dated July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin
Name:	John J. Cronin
Title:	Chief Financial Officer

July 22, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 20, 2009.

99.1	Press Release From Mastech Holdings, Inc., dated July 22, 2009.